                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   FORM 8-A/A



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                               CIDCO INCORPORATED
               (Exact name of registrant as specified in charter)



DELAWARE                              0-23296                        13-3500734
(State of incorporation        (Commission File No.)              (IRS Employer
or organization)                                            Identification No.)



220 COCHRANE CIRCLE, MORGAN HILL, CALIFORNIA                              95037
  (Address of principal executive offices)                           (Zip Code)

Registrant's telephone number, including area code:  (408) 779-1162


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                          Name of each exchange
           Title of each class           on which each class is
           to be so registered              to be registered

                  None                            None


        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [X]


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

        Rights to Purchase Series A Junior Participating Preferred Stock
                                (Title of Class)

                           AMENDMENT NO. 1 TO FORM 8-A


        The undersigned registrant hereby amends the following items, exhibits or other portions of its Application for Registration on Form 8-A filed February 4, 1997 for its Series A Junior Participating Preferred Stock as follows:


Item 1.   Description of Registrant's Securities to be Registered

        Pursuant to a Rights Agreement dated January 27, 1997 between CIDCO Incorporated (the "Company") and United States Trust Company of New York (the "Rights Agent"), (hereinafter the "Rights Agreement"), the Board of Directors of the Company declared a dividend of one preferred share purchase right (each a "Right" and collectively, the "Rights") for each outstanding share of common stock, $0.01 par value (the "Common Shares"), of the Company as of February 14, 1997 to stockholders of record as of the close of business on that date.

        On October 17, 2001, the Board of Directors of the Company approved the First Amendment to Rights Agreement (the "First Amendment") entered into by and between the Company and the Rights Agent, dated October 17, 2001 and listed as
Exhibit 4 hereto. The First Amendment states (i) that no "Distribution Date," "Share Acquisition Date," or "Triggering Event" (each as defined in the Rights Agreement and below) shall be deemed to have occurred, neither EarthLink, Inc., a Delaware corporation ("EarthLink"), nor any of its affiliates or associates, shall be deemed to be an "Acquiring Person" (as defined in the Rights Agreement and below), and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any Rights pursuant to Section 7(a), 11(a) or 13(a) of the Rights Agreement, solely by reason of (x) the approval, execution, delivery or effectiveness of the Agreement and Plan of Merger by and among EarthLink, EarthLink Acquisition Sub, Inc., a wholly-owned subsidiary of EarthLink, and the Company dated October 17, 2001 (the "Merger Agreement"), the Voting Agreements (as defined in the Merger Agreement), the Stock Option Agreement (as defined in the Merger Agreement) or any certificates, instruments and documents as may be exercised or appropriate to consummate the transactions contemplated in the Merger Agreement (collectively, the "Ancillary Documents"), or (y) the consummation of the transactions contemplated under the Merger Agreement, the Voting Agreements, the Stock Option Agreement or the Ancillary Documents in accordance with the terms thereof, and (ii) that the Rights will expire immediately prior to the Effective Time, as defined in the Merger Agreement.

        On October 24, 2001, the Board of Directors of the Company approved the Second Amendment to Rights Agreement (the "Second Amendment") entered into by and between the Company and the Rights Agent, dated October 25, 2001 and listed as Exhibit 5 hereto. The Second Amendment (i) amends and restates the First Amendment, (ii) states that no "Distribution Date," "Share Acquisition Date," or "Triggering Event" (each as defined in the Rights Agreement and below) shall be deemed to have occurred, neither EarthLink, nor any of its affiliates or associates, shall be deemed to be an "Acquiring Person" (as defined in the Rights Agreement and below), and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any Rights pursuant to Section 7(a), 11(a) or 13(a) of the Rights Agreement, solely by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement, the Voting Agreements, the Stock Option Agreement, or any of the Ancillary Documents, or (y) the consummation of the transactions contemplated under the Merger Agreement, the Voting Agreements, the Stock Option Agreement or the Ancillary Documents in accordance with the terms thereof, and
(iii) states that the Rights will expire immediately prior to the consummation of the Offer, as defined in the Merger Agreement.

        The principal terms of the Rights Agreement are summarized below and are subject to, and qualified in their entirety by, the Rights Agreement, the First Amendment and the Second Amendment listed as Exhibits 1, 4 and 5 respectively, hereto:

        Initially, the Rights will be attached to all certificates representing Common Shares then outstanding, and no separate Right Certificates (as hereinafter defined) will be distributed. The Rights will separate from the Common Shares upon the earliest to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares (except pursuant to a Permitted Offer, as hereinafter defined); or (ii) ten business days (or such later date as the Board of Directors may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "Distribution Date"). Except for the Grandfathered Stockholder, as set forth in the Rights Agreement, acquisition of Common Shares causes a Distribution Date pursuant to clause (i) above is an "Acquiring Person." The date that a person or group becomes an Acquiring Person is the "Shares Acquisition Date."

        The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of the Company's Summary of Rights document being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Common Shares issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the later of the Distribution Date or the effective date of an registration statement under the Securities Act of 1933, with respect to the securities purchasable upon exercise of the Rights, and will expire at the close of business on January 27, 2007, unless earlier redeemed or exchanged by the Company as described below.

        In the event that any person becomes an Acquiring Person (except pursuant to a tender or exchange offer which is for all outstanding Common Shares at a price and on terms which a majority of certain members of the Board of Directors determines to be adequate and in the best interest of the Company, its stockholders and other relevant constituencies, other than such Acquiring Person, its affiliates and associates (a "Permitted Offer")), each holder of a Right will thereafter have the right (the "Flip-In Right") to receive upon exercise thereof at the then current exercise price of the Right, that number of one one-thousandths of a share of Preferred Shares (as defined in the Rights Agreement) (or, in certain circumstances, other securities of the Company) having a value (immediately prior to such triggering event) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void.

        In the event that, at any time following the Shares Acquisition Date,
(i) the Company is acquired in a merger or other business combination transaction, or (ii) more than 50% of the Company's (including its Subsidiaries) assets or earning power is sold or transferred, in either case, with or to any other person, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise thereof at the then current exercise price of the Right, that number of common shares of the acquiring company or in case of a sale of assets, the common shares of the person obtaining the greatest portion of the assets or earning power transferred, having a value equal to two times the exercise price of the Right. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

        The Purchase Price (as defined in the Rights Agreement) payable, and the number of one one-thousandth of a Preferred Share, common shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

        Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share, but will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share, with the liquidation payment to holders of Preferred Shares to be 1,000 times the aggregate amount, if any, to be distributed to the Common Shareholders. Each Preferred Share will have 1,000 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

        Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are one one-thousandth or integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

        At any time after any person becomes an Acquiring Person, the Board of Directors of the Company may exchange all or part of the then outstanding and exercisable Rights (other than Rights that have become void as described above) for Common Shares of the Company at an exchange ratio of one Common Share per Right. The Board of Directors is not empowered to effect such exchange at any time after any person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company, or any such Subsidiary, any entity holding Common Shares for or pursuant to the terms of any such a plan), together with all affiliates and associates of such person, becomes the beneficial owner of 50% or more of the Common Shares then outstanding.

        At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, and under certain other circumstances, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price") which redemption shall be effective upon the action of the Board of Directors.

        All of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of the Company, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

Item 2.   Exhibits
-------   --------
1.        Rights Agreement dated January 27, 1997 between Cidco Incorporated and
          United States Trust Company of New York, as Rights Agent.(1)

2.        Form of Certificate of Designation, Number, Powers, Preferences and
          Relative, Participating, Optional and other Special Rights and
          Qualifications, Limitations, Restrictions and other Distinguishing
          Characteristics of Series A Junior Participating Preferred Stock of
          Cidco Incorporated.(2)

3.        Form of Right Certificate.(3)

4.        First Amendment to Rights Agreement dated October 17, 2001 between
          Cidco Incorporated and The Bank of New York, as successor Rights Agent to United States Trust Company of New York.(4)

5.        Second Amendment to Rights Agreement dated October 25, 2001 between
          Cidco Incorporated and The Bank of New York, as successor Rights Agent to United States Trust Company of New York.(5)


--------------

(1) Incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 4, 1997.

(2) Incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 4, 1997.

(3) Incorporated by reference to Exhibit 3 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 4, 1997.

(4) Incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2001.

(5) Incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2001.

                                   SIGNATURES


        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                 CIDCO INCORPORATED
                                 (Registrant)



                                 By: /s/ Richard D. Kent
                                    --------------------------------------------
                                 Name: Richard D. Kent
                                 Title: Chief Financial Officer, Chief Operating
                                        Officer, and Corporate Secretary



Dated:  November 14, 2001

                                INDEX TO EXHIBITS



Exhibit No.
-----------
1.            Rights Agreement dated January 27, 1997 between Cidco Incorporated and United States Trust Company of New York, as Rights Agent.(1)

2. Form of Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and other Special Rights and
              Qualifications, Limitations, Restrictions and other Distinguishing
              Characteristics of Series A Junior Participating Preferred Stock of Cidco Incorporated.(2)

3.            Form of Right Certificate.(3)

4.            First Amendment to Rights Agreement dated October 17, 2001 between
              Cidco Incorporated and The Bank of New York, as successor Rights
              Agent to United States Trust Company of New York.(4)

5. Second Amendment to Rights Agreement dated October 25, 2001 between Cidco Incorporated and The Bank of New York, as successor
              Rights Agent to United States Trust Company of New York.(5)



----------------

(1) Incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 4, 1997.

(2) Incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 4, 1997.

(3) Incorporated by reference to Exhibit 3 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 4, 1997.

(4) Incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2001.

(5) Incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2001.